Exhibit 99.1

CONTACT:	Robert Gross Chairman and Chief Executive Officer (585) 647-6400

Catherine D’Amico Executive Vice President – Finance Chief Financial Officer (585) 647-6400

Investors: Megan Crudele Media: Marisa Mulqueen FTI Consulting (212) 850-5600

FOR IMMEDIATE RELEASE

MONRO MUFFLER BRAKE, INC. DECLARES QUARTERLY CASH DIVIDEND

ROCHESTER, N.Y. – December 5, 2011 – Monro Muffler Brake, Inc. (Nasdaq: MNRO), a leading provider of automotive undercar repair and tire services, today announced that its Board of Directors has declared a quarterly cash dividend of $.09 per share on the Company’s outstanding shares of common stock including the shares of common stock to which the holders of the Company’s Class C Convertible Preferred Stock are entitled. The dividend is payable on December 23, 2011 to shareholders of record at the close of business on December 13, 2011.

About Monro Muffler Brake

Monro Muffler Brake operates a chain of stores providing automotive undercar repair and tire services in the United States, operating under the brand names of Monro Muffler Brake and Service, Mr. Tire, Tread Quarters Discount Tires, Autotire and Tire Warehouse. The Company currently operates 810 stores in New York, Pennsylvania, Ohio, Connecticut, Massachusetts, West Virginia, Virginia, Maryland, Vermont, New Hampshire, New Jersey, North Carolina, South Carolina, Indiana, Rhode Island, Delaware, Maine, Illinois and Missouri. Monro’s stores provide a full range of services for brake systems, steering and suspension systems, tires, exhaust systems and many vehicle maintenance services.

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